Exhibit 10.20

APOLLO MANAGEMENT VI, L.P.

9 West 57th Street, 43RD Floor · New York, New York 10019

March 17, 2009

Momentive Performance Materials Inc.

22 Corporate Woods Boulevard

Albany, NY 12211

Attention: Board of Directors

Re: Market Purchases of Momentive Debt

Ladies & Gentlemen:

As recently discussed with the Board of Directors of Momentive Performance Materials Inc. (“Momentive”), Apollo Management VI, L.P. (“Apollo”) has previously informed you that in the near future, funds affiliated with Apollo (“Apollo Funds”) may seek to purchase debt securities of Momentive from third parties in the open market or privately negotiated transactions. The Apollo Funds are considering purchases from one or more of the outstanding tranches of Momentive notes, including the 9 3/4% Senior Notes due 2014, the 9% Senior Notes due 2014, the 10 1/8%/10 7/8% Senior Toggle Notes due 2014, and the 11 1/2% Senior Subordinated Notes due 2016 (the “Momentive Notes”).

Momentive hereby acknowledges that Apollo may purchase Momentive Notes from time to time and consents to Apollo making such purchases. In the event that Momentive decides in the future to purchase Momentive Notes from third parties in the open market or privately negotiated transactions and notifies Apollo of such decision, Apollo agrees that it will, at the request of Momentive, cease any further purchases of the tranche or tranches of Momentive Notes covered by such request until Momentive notifies Apollo that it is no longer seeking to purchase such tranches of Momentive Notes. Apollo hereby agrees that it shall keep Momentive reasonably apprised of any purchases of Momentive Notes by the Apollo Funds, including amounts purchased and the cost therefor. Apollo likewise agrees that, for a period 180 days following any such purchase, Apollo will give Momentive the option to purchase the applicable Momentive Notes at a price equal to (1) the price paid by such Apollo Fund for such Momentive Notes, plus (2) accrued and unpaid interest on such Momentive Notes from the date of purchase through the date of sale to Momentive. This offer may be accepted by written notice delivered to Apollo, and shall be consummated as promptly as reasonably practicable thereafter.

The foregoing option shall expire earlier than the specified 180-day period in the event that Apollo elects to sell or transfer such notes (other than to a controlled affiliate of Apollo, in which case the option shall remain in effect for the original period).

This letter is confidential and is intended solely for the benefit of Momentive. It is not transferable or assignable by either party. This letter shall be governed by the laws of the State of New York applicable to contracts made and to be performed in such state.

Sincerely,

APOLLO MANAGEMENT VI, L.P.

By:	/s/ LAURIE MEDLEY
Name: Laurie Medley
Title: Vice President

RECEIVED AND ACKNOWLEDGED

AS OF THE DATE FIRST WRITTEN ABOVE:

MOMENTIVE PERFORMANCE MATERIALS INC.

By:	/s/ JONATHAN RICH
Name: Jonathan Rich
Title: President, CEO & Director